Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. ANNOUNCES APPOINTMENT OF DEBORAH THOMAS

TO ITS BOARD OF DIRECTORS

(ORLANDO, FLA., November 12, 2013) – SeaWorld Entertainment, Inc. (“SeaWorld Entertainment” or the “Company”) (NYSE: SEAS), a leading theme park and entertainment company, announced today that the Company has appointed Deborah Thomas to its Board of Directors and the Audit Committee, effective November 11, 2013.

“We are delighted that Deborah will be joining our Board of Directors. Not only does she bring significant expertise in all aspects of corporate finance and governance, but much of her career has been spent in a leadership role for a company that shares many of our core values,” said Jim Atchison, President and Chief Executive Officer of SeaWorld Entertainment. “Hasbro has been enriching the lives of children and families for 90 years through some of the world’s best known brands and play experiences.”

Thomas currently serves as the Executive Vice President and Chief Financial Officer for global branded play leader Hasbro, Inc. (NASDAQ: HAS), and leads Hasbro’s global financial operations, including accounting and control, business planning and analysis, internal audit, treasury, tax, investor relations and other key financial disciplines. She joined Hasbro in 1998. Prior to that Thomas held assurance positions at KPMG Peat Marwick in both the U.S. and United Kingdom.

From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative branded play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications.

“SeaWorld Entertainment is a dynamic organization with a proven track record of success,” said Thomas. “I look forward to joining the Board and working with the entire SeaWorld team as they continue their mission to connect families and people of all ages through fun, educational and inspiring experiences.”

Thomas is active in a variety of civic, academic and philanthropic organizations, including Providence College, the March of Dimes and the Rhode Island Society of CPAs. She serves on the boards for several local, not-for-profit groups in Rhode Island including: the Providence Ballet Theatre, the Rhode Island Public Expenditure Council (RIPEC) and Rhode Island Airport Corporation (RIAC). She is a graduate of Providence College and is a Certified Public Account.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share.

The Company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu and Busch Gardens. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 67,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. In addition to its theme parks, the Company has recently begun to leverage its brands into media, entertainment and consumer products.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at such website.

Media Contact:

Fred Jacobs, Communications Vice President

SeaWorld Entertainment, Inc.

Fred.Jacobs@SeaWorld.com